Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2013 RESULTS AND DIVIDEND INCREASE

ALPHARETTA, GA, November 6, 2013 -- SWM (NYSE: SWM) today reported third quarter 2013 earnings results for the period ended September 30, 2013 and announced a 20% increase of its quarterly cash dividend rate to $0.36 per share from $0.30 per share. The dividend is payable on December 26, 2013 to stockholders of record on November 27, 2013.

Third quarter / Year-To-Date Financial Highlights:

•	Third quarter net sales of $185.3 million decreased 5% versus the prior-year quarter; year-to-date net sales were $576.3 million

•	Third quarter operating profit of $41.8 million decreased from $49.4 million in the prior-year quarter; $125.6 million year-to-date

•	Third quarter Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) of $42.4 million decreased from $47.4 million in the prior-year quarter; $128.5 million year-to-date

•	Net income of $29.1 million in the third quarter, an increase of $1.4 million from the prior-year quarter; year-to-date net income of $85.8 million

•	Third quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.95, and $2.91 year-to-date

Business Highlights:

•
Tobacco paper sales volumes, including the Chinese joint venture CTM (which is not included in Paper Segment results), decreased 2% versus the prior-year quarter; year-to-date volumes are up 1% over the comparable 2012 time period

•	Lower Ignition Propensity, or LIP, cigarette paper sales volumes, which are part of the Paper Segment, decreased 4% versus the prior-year quarter and increased 3% year-to-date

•	Reconstituted Tobacco Segment sales volumes decreased 21% versus the prior-year quarter and decreased 11% year-to-date

•	Construction progressing on schedule at Chinese RTL joint venture, China Tobacco-Schweitzer (CTS)

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "Third quarter 2013 operating performance and Adjusted Diluted Earnings per Share from Continuing Operations of $0.95 continued to demonstrate SWM’s ability to deliver solid financial performance amidst a challenging tobacco environment. We expect to achieve our full-year Adjusted Diluted Earnings per Share from Continuing Operations guidance of $3.75. Although our Paper Segment sales declined 3% from a strong third quarter in 2012, they are up 1% year-to-date amidst continuing mid-single digit industry declines reported across much of the globe. We work hard to meet our customers’ needs with high quality, value added products and it shows in our results. Our Reconstituted Tobacco Leaf (RTL) sales volumes had a volatile quarter, as can be expected periodically, due to the timing of some large customers’ orders. Our fourth quarter RTL sales are expected to be sequentially stronger than third-quarter."

"Despite challenging industry dynamics, we are announcing a 20% increase in our quarterly dividend rate, demonstrating our confidence in strong future cash flow generation, our positive outlook for global LIP expansion and expected profit growth from our Chinese RTL joint venture. This marks nearly a five-fold increase in SWM’s quarterly dividend in the past 15 months. Management continues to seek free cash flow generation through a variety of operating as well as non-operating improvements and is currently working on several additional activities which could improve our conversion of operating profits to cash flow beginning as early as 2014. The Board of Directors has also extended our share buyback program through the end of 2014. Management continues to review various growth opportunities, including potential acquisitions, to diversify the company over the long term."

"As we near the close of 2013, we remain optimistic regarding future adoption of LIP regulations in certain geographies, notably Russia, Brazil, and Japan. We continue to engage key customers to help ensure we are well-positioned to be a leading supplier of LIP in these countries; however, the timing of potential regulations and implementations is unknown. In the absence of any conversions during 2014, we would expect our tobacco paper volume declines to be impacted by the overall market attrition rates. Our operating strategy remains to competitively price our products to diligently capture or maintain share where practical, fight inflationary pressures through operational excellence, and inn ovate toward the next generation of LIP and RTL offerings. We expect RTL volumes to decline meaningfully in 2014, mainly driven by market attrition and related customer inventory adjustments. Certain key customers have also indicated an intention to reduce RTL usage in their tobacco blends. On a positive note, we expect to open the new RTL mill held through our joint venture in China during 2014. We expect this project to start to generate positive returns during 2015, after incurring startup costs in 2014."

Third Quarter 2013 Results

Net sales were $185.3 million in the three months ended September 30, 2013, versus $195.9 million in the prior-year quarter. The Paper Segment’s revenues were down 3%. Reconstituted Tobacco Segment sales decreased 12% on soft volume. The Company expects fourth quarter RTL sales volumes to be sequentially higher than third quarter 2013 results. Consolidated year-to-date 2013 net sales were $576.3 million, a decrease of $7.5 million, or 1%, from the comparable prior-year period.

Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) was $42.4 million in the three months ended September 30, 2013 versus $47.4 million in the prior-year quarter. Volume weakness in the Reconstituted Tobacco Segment accounted for a portion of this decrease, while higher corporate unallocated costs comprised the remainder.

Restructuring and impairment expense aggregated $0.6 million during the third quarter of 2013, an increase of $2.6 million from the prior-year quarter. During the third quarter of 2012, restructuring and impairment income was $2.0 million and included a reversal of previously recorded special termination charges as a result of a change to French retirement laws allowing earlier retirements for qualified workers.

The effective income tax rate for the third quarter of 2013 was 33.1%, down from 34.0% in the third quarter of 2012.

Financial results of discontinued operations included results of the company's paper mills in the Philippines. Prior-year results have been recast to a comparable basis.

Net income was $29.1 million for the quarter ended September 30, 2013, an increase of $1.4 million from the prior-year quarter. Net income for the nine months ended September 30, 2013 was $85.8 million, an increase of $22.5 million. The year-to-date improvement was driven, in large part, by the effect of significant restructuring and impairment expenses taken in 2012.

Cash Flow, Debt and Quarterly Dividend

Operating cash from continuing operations was $121.2 million for the nine months ended September 30, 2013, compared with $128.2 million in the prior-year period.

Cash Net of Debt at September 30, 2013 was $71.3 million, compared with Net Debt of $4.8 million at December 31, 2012. The company's improved net cash position is largely the result of cash generated by operations less cash usages including dividends and capital expenditures.

Capital spending was $20.2 million and $20.4 million during the nine months ended September 30, 2013 and 2012, respectively.

The company also announced a quarterly cash dividend of $0.36 per share will be payable on December 26, 2013 to stockholders of record on November 27, 2013. As discussed previously, the company’s Capital Allocation Strategy aims to return at least 1/3 of free cash flow to stockholders largely in the form of dividends, with share repurchases executed on an opportunistic basis. The company did not repurchase any shares during the quarter.

The company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today, which included the condensed consolidated financial statements and other important information.

Conference Call

SWM will hold a conference call to review third quarter 2013 results with investors and analysts at 8:30 a.m. eastern time on Thursday, November 7, 2013. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading provider of highly-engineered and proprietary solutions primarily for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ about 2,500 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements, include, without limitation, those regarding 2013 guidance and performance, our Capital Allocation Strategy, mergers and acquisitions, future market trends, including future RTL sales and volume trends, capital spending, common stock repurchases, the opening and profitability of CTS, the adoption of LIP regulations in new countries, and other statements generally identified by words such as “believe,” “expect,” “intend,” “anticipate,” “project,” “appears,” “should,” “could,” “may,” “typically” and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part II, Item 1A in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 as well as the following factors:

•
Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes due to changing customer demands or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Higher commodity prices and lack of availability thereof, including energy and wood pulp, could impact the profitability of our products;

•
Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•
Employee retention and labor shortages, changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	New regulatory initiatives by the U.S. Food and Drug Administration or other regulatory action or inaction;

•	New reports as to the effect of smoking on human health;

•	Changes in general economic, financial and credit conditions in the U.S. and elsewhere;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry and the environment;

•	The success of, and costs associated with, current or future restructuring initiatives;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more suppliers;

•	A failure of any insurance company or counterparties to our currency or interest rate swaps and hedges;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, regulatory or administrative proceedings;

•	Labor activities at our facilities and new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other authorities;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities, retaining customers from businesses acquired, achieving any expected synergies from acquired businesses, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•	Increased taxation on tobacco products;

•
Costs and timing of implementation of any upgrades to our information technology systems, any failure by us to comply with any privacy or data security laws or any failure by us to protect against theft of customer and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Quarterly Report on Form 10-Q for the period ended September 30, 2013. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the financial schedules attached to this release.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Paper	$136.4	$140.1	(2.6)%	$413.1	$411.2	0.5%
Reconstituted Tobacco	48.9	55.8	(12.4)	163.2	172.6	(5.4)
Total Consolidated	$185.3	$195.9	(5.4)%	$576.3	$583.8	(1.3)%

Operating Profit
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2013	2012	2013	2012	2013	2012	2013	2012
Paper	$28.7	$31.3	21.0%	22.3%	$80.0	$59.3	19.4%	14.4%
Reconstituted Tobacco	18.6	21.8	38.0	39.1	62.1	66.6	38.1	38.6
Unallocated	(5.5)	(3.7)			(16.5)	(13.7)
Total Consolidated	$41.8	$49.4	22.6%	25.2%	$125.6	$112.2	21.8%	19.2%

Restructuring and Impairment Expense
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Paper	$0.2	$(2.0)	$1.7	$18.0
Reconstituted Tobacco	0.1	0.1	0.9	4.0
Unallocated	0.3	(0.1)	0.3	—
Total Consolidated	$0.6	$(2.0)	$2.9	$22.0

Adjusted Operating Profit from Continuing Operations*
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2013	2012	2013	2012	2013	2012	2013	2012
Paper	$28.9	$29.3	21.2%	20.9%	$81.7	$77.3	19.8%	18.8%
Reconstituted Tobacco	18.7	21.9	38.2	39.2	63.0	70.6	38.6	40.9
Unallocated	(5.2)	(3.8)			(16.2)	(13.7)
Total Consolidated	$42.4	$47.4	22.9%	24.2%	$128.5	$134.2	22.3%	23.0%

* Adjusted Operating Profit from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expense to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating profit from continuing operations	$41.8	$49.4	$125.6	$112.2
Plus: Restructuring & impairment expense	0.6	(2.0)	2.9	22.0
Adjusted Operating Profit from Continuing Operations	42.4	47.4	128.5	134.2

Net income per share - diluted	$0.92	$0.87	$2.72	$1.98
Plus: Loss per share from discontinued operations	0.01	0.19	0.12	0.35
Income from continuing operations per diluted share	0.93	1.06	2.84	2.33
Plus: Restructuring & impairment expense per share	0.02	(0.03)	0.07	0.49
Adjusted Earnings Per Share from Continuing Operations	$0.95	$1.03	$2.91	$2.82

Income from continuing operations	$29.6	$33.7	$89.7	$74.3
Plus: Interest expense	0.6	0.7	2.0	2.5
Plus: Income tax provision	13.8	16.7	40.0	37.6
Plus: Depreciation & amortization	8.9	9.4	27.0	28.7
Plus: Restructuring & impairment expense	0.6	(2.0)	2.9	22.0
Adjusted EBITDA from Continuing Operations	$53.5	$58.5	$161.6	$165.1

Cash provided by operating activities of continuing operations	$40.5	$50.9	$121.2	$128.2
Less: Capital spending	(11.0)	(6.4)	(20.2)	(20.4)
Less: Capitalized software costs	(0.3)	(0.2)	(0.4)	(0.5)
Less: Cash dividends paid	(9.5)	(4.6)	(28.3)	(9.4)
Free Cash Flow from Continuing Operations	$19.7	$39.7	$72.3	$97.9

	September 30, 2013	December 31, 2012
Total Debt	$151.2	$156.0
Less: Cash	222.5	151.2
Net Debt (Net Cash)	$(71.3)	$4.8